Exhibit D

SECOND AMENDMENT TO SECURITY AGREEMENT

THIS SECOND AMENDMENT TO SECURITY AGREEMENT (this “Amendment”), dated as of November 27, 2023, is made by and between Navidea Biopharmaceuticals, Inc., a Delaware corporation with an address of 4995 Bradenton Ave #240, Dublin, OH 43017 (“Debtor”) and John Kim Scott Jr., an individual (“Secured Party”).

WHEREAS, Debtor and Secured Party are parties to that certain Security Agreement dated as of April 12, 2022, as amended by that certain First Amendment to Security Agreement dated as of April 25, 2023 (as amended, modified, supplemented or restated from time to time, the “Security Agreement”);

WHEREAS, Debtor and Secured Party have entered into that certain Secured Convertible Promissory Note dated November 24, 2023 (the “Secured Convertible Note”) in the amount of $750,000 and desire to amend the Security Agreement to reflect that the Secured Convertible Note will be added as a Secured Obligation thereunder; and

WEHREAS, capitalized terms used but not defined herein have the meanings ascribed to such terms in the Security Agreement.

NOW, THEREFORE, in consideration of the recitals and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.            The term “Secured Obligations” as defined in the Security Agreement shall include the payment and performance of Debtor’s obligations to pay the Secured Convertible Note.

2.            Except as specifically provided herein, all terms and conditions of the Security Agreement remain in full force and effect, without waiver or modification. This Amendment and the Security Agreement shall be read together as one document.

5.            Debtor hereby remakes all representations and warranties contained in the Security Agreement and reaffirms all covenants set forth therein. Debtor further certifies that as of the date of this Amendment there exists no Event of Default as defined in the Security Agreement, nor any condition, act or event which with the giving of notice or the passage of time or both would constitute any such Event of Default.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed and delivered this Second Amendment to Security Agreement as of the date first above written.

DEBTOR

NAVIDEA BIOPHARMACEUTICALS, INC.

By:	/s/ Craig Dais
Name: Craig Dais
Title: Chief Financial Officer

SECURED PARTY

/s/ John Kim Scott, Jr.
John Kim Scott, Jr.